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                                  EXHIBIT 16.2

                         [ BDO Seidman, LLP Letterhead ]

                                 August 9, 2001

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549
Dear Sir/Madam:

         We have been furnished with a copy of the response to Item 4 of Form 8-K filed July 27, 2001 by our former client UniComp, Inc. for the event that occurred on July 23, 2001. We agree with the statements made in response to that
Item insofar as they relate to our firm, except as follows:

     1) With respect to paragraph 3, Item 304(a)(1)(v) of Regulation S-K requires disclosure of events wherein the former accountant has advised the registrant that the internal controls necessary for the registrant to develop reliable financial statements do not exist. In that regard, in a letter dated June 7, 2000, BDO Seidman, LLP communicated material weaknesses in internal controls to the Board of Directors and Management relating to the following two areas:

               - Lack of an experienced CFO and a dedicated corporate controller
               - Deficiencies in timely reconciliation of general ledger accounts and in the organization of financial information.

     2) With respect to paragraph 2, Item 304(a)(1)(iv) of Regulation S-K requires disclosure of any disagreement(s) with the former accountant on any matter of accounting principles or practices, financial statement disclosure or auditing scope of procedure, which disagreements(s), if not resolved to the satisfaction of the former accountants, would have caused it to make reference to the subject matter of the disagreement(s) in connection with its report. In that regard, in a letter dated June 7, 2000, BDO Seidman, LLP communicated a disagreement with management involving the revenue recognition of a significant software contract. BDO Seidman, LLP was not afforded the opportunity to discuss this disagreement with the Audit Committee and Board of Directors, and consequently, did not receive authorization to discuss this matter with the successor accountant.

     3) With respect to paragraph 4 and to the Exhibit 16.1 mentioned therein, BDO Seidman LLP did not prepare nor issue such a letter dated July 27, 2001. Further, the document attached as Exhibit 16.1 erroneously purports to bear the signature of our firm.

Very truly yours,
/s/  BDO Seidman, LLP

cc:      S. A. Hafer
         Donald Johnson (Womble, Carlyle, Sandridge & Rice)



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